EXHIBIT 99


INTERNATIONAL DISPLAYWORKS, INC. REPORTS FISCAL 2003 YEAR END RESULTS; 4TH QTR. 2003 POSTS EARNINGS OF $.01 PER SHARE ON $110,000 IN NET EARNINGS

ROCKLIN, Calif--Feb. 6, 2004--

Expects to Report $9.7 Million in Record Revenues for the 1st Qtr. 2004

International DisplayWorks, Inc.(NASDAQ-OTCBB:IDWK) (OTCBB:IDWK) ("IDW") today reported annual sales of approximately $ 22.9 million for the fiscal year ended October 31, 2003 vs. $20.9 million in sales for the previous year ended October 31, 2002, an increase of 9.2%. Net loss from operations for the year ended October 31, 2003 decreased 41.7% to $808,000 vs. $1,385,000 (excluding write-offs of $5,287,000 in goodwill and $270,000 in machinery impairment charges) from the comparable period ended October 31, 2002. Fully diluted income
(loss) per share for the fiscal year ended October 31, 2003 was ($0.04) vs. ($0.07) per share exclusive of ($.29) for the fiscal year ended October 31, 2002 for the write-off for goodwill and impairment charges.

CEO Steve  Kircher  commented,  "We  believe  fiscal  2003  results  reflect our continued success in cost containment and corporate streamlining. Sales increased 9.2% due mainly to the addition of a new European customer and demonstrate that we are beginning to attract key higher volume customers. A 6.4% decrease in operating expenses (exclusive of goodwill and impairment charges) in 2003 vs. 2002 was a significant contributor to the reduction in our net loss for 2003. In the 4th quarter 2003, sales were $7.1 million and we achieved a record $110,000 in net earnings resulting in earnings per share of approximately $ ..01."

Mr. Kircher continued, "In addition, we are pleased to announce that we expect to report record sales for the 1st Quarter 2004 of approximately $9.7 million, vs. $5.1 million 2003 1st Quarter sales. Up nearly 90% over the comparable quarter in 2003, the growth was achieved despite the fact that our total facility shut down for the Chinese Lunar New Year Holiday fell in this quarter this year but the second quarter last year. We believe this start for fiscal 2004 reflects the value we are now offering customers toward fulfilling their manufacturing needs. We believe that we are now well positioned to produce higher sales volume and growth. We are confident that the first quarter of 2004 is just the beginning of an anticipated banner year." The following table represents the Net Sales, Net Loss, Average Shares and Loss Per Share for the year ended October 31, 2003 and previous year ended October 31, 2002.

(In thousands)                  Year ended               Year ended
                                October 31, 2003         October 31, 2002

Net Sales                       $22,846                  $20,928
Net Loss                        $  (808)                 $(6,942)
Avg. Shares                      19,449                   19,207
Loss Per Share (fully diluted)  $ (0.04)                 $ (0.36)

About International DisplayWorks

International DisplayWorks, Inc.(NASDAQ-OTCBB:IDWK) is a manufacturer and distributor of liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW owns 270,000 square feet of manufacturing facilities in the People's Republic of China (PRC) and employs approximately 1,750 persons. Sales offices are located in Rocklin, CA, Ann Arbor, MI, Hong Kong, the United Kingdom and Shenzhen, PRC. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwlcd.com.

NOTE: The foregoing is news relating to International DisplayWorks, Inc.(NASDAQ-OTCBB:IDWK) ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the IDW or its management and IDW's subsidiaries, are intended to identify such forward looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to the IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by IDW or GeoMarketing and is meant purely for informational purposes.

    CONTACT: International DisplayWorks, Inc.(NASDAQ-OTCBB:IDWK)
             Steve Kircher, 916-415-0864 (CEO)
             Investor Relations, investor-relations@idwusa.com